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                                                                     Exhibit 5.1
                 [Letterhead of Simpson Thacher & Bartlett LLP]


                                 April 12, 2004


J.P. Morgan Chase & Co.
270 Park Avenue
New York, NY 10017

Ladies and Gentlemen:

            We have acted as counsel to J.P. Morgan Chase & Co., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4, File No. 333-112967 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance by the Company of up to 1,609,360,974 shares of common stock, par value $1.00 per share (the "Shares"), pursuant to the Agreement and Plan of Merger, dated as of January 14, 2004 (the "Merger Agreement"), between the Company and Bank One Corporation ("Bank One"), whereby Bank One will merge with and into the Company (the "Merger").

            We have examined the Registration Statement, a form of the share certificate to represent the Shares, and the Merger Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

            In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

            Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (1) the Board of Directors of the Company has duly authorized the issuance of the Shares in accordance with the Merger Agreement, subject to the adoption of the Merger Agreement by the Company's stockholders, and (2) when (i) the stockholders of the Company have duly adopted the Merger Agreement, (ii) the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, and (iii) the Shares have been duly issued in accordance with the Merger Agreement upon
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J.P. Morgan Chase & Co.                -2-                        April 12, 2004


consummation of the Merger, the Shares will be validly issued, fully paid and nonassessable.

            We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

            We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use our name under the caption "Legal Matters" in the Joint Proxy Statement-Prospectus included in the Registration Statement.

                                           Very truly yours,


                                           /s/ Simpson Thacher & Bartlett LLP